Exhibit 107

CALCULATION OF FILING FEE TABLES

Table 1 – Transaction Valuation

		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid		$131,875,000.00(1)(2)	0.0001102	$14,532.63(3)
Fees Previously Paid		—		—
	Total Transaction Valuation	$131,875,000.00
	Total Fees Due for Filing			$14,532.63
	Total Fees Previously Paid			—
	Total Fee Offsets			—
	Net Fee Due			$14,532.63

(1)

In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of Perception Capital Corp. II (“PCCT”) to which this transaction applies is estimated, as of March 27, 2023, to be 12,500,000 shares of PCCT’s Class A ordinary shares, par value of $0.0001 per share (the “PCCT Class A Ordinary Shares”), which consists of the maximum number of PCCT Class A Ordinary Shares issuable upon the exchange of all of the common stock of Spectaire Inc., estimated to be issued or issuable in connection with the business combination described in the proxy statement.

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of March 27, 2023, based on the product of (i) 12,500,000 PCCT Class A Ordinary Shares and (ii) $10.55, the average of the high and low trading prices of PCCT Class A Ordinary Shares on March 22, 2023 (within five business days prior to the date of the proxy statement).

(3)

In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.0001102.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—